GREETING CARD LOTTO(TM)
                          PROPRIETARY TECHNOLOGY USAGE

                                LICENSE AGREEMENT

                                    PREAMBLE

This Agreement made effective the 28th day of April, 1999, is made and entered into by and between POWER DIRECT, INC., a corporation incorporated in the State of Delaware, USA, having an office at 4291 Meridian Street, Bellingham, WA 98226 ("Power") and COMPTE DE SIERGE ACCOMODATIVE CORP, doing business as E-CARD GAMING SYSTEMS, INC., a corporation incorporated in Panama City, Panama ("E-Card") whereby E-Card at the direction of its directors shall license Power to utilize certain Proprietary Technology in connection with a Greeting Card Lotto(TM).

ARTICLE 1 TITLE

This Proprietary Technology Usage License Agreement for providing the Greeting Card Lotto(TM) operated by Power may hereinafter be referred to as the "License Agreement" or "Agreement".

ARTICLE 2 RECITALS

A. WHEREAS, Power (Power Direct, Inc.) is a public company participating on the OTC Bulletin Board with its primary business in investment and joint ventures; and,

B. WHEREAS, E-Card (E-Card gaming Systems) Inc.) is a private company specializing in designing gaming software systems for the Greeting Card Lotto(TM) to be operated on the Internet; and,

C. WHEREAS, Power will have a worldwide exclusive license in perpetuity to operate the said Greeting Card Lotto(TM). however with no legal right to any sub license, unless with consent of E-Card and on similar terms and conditions to the terms and conditions contained in this agreement, and;

D. WHEREAS, E-Card is ready, willing and able to license the Greeting Card Lotto(TM) to Power, upon the basis that E-Card will be providing the Proprietary Technology to operate the Greeting Card Lotto(TM); and,

E. WHEREAS Power has had the opportunity to evaluate the potential of the methods and apparatus for a Greeting Card Lotto(TM), along with having had the opportunity to evaluate the potential for meeting the profit objectives of the Greeting Card Lotto(TM), desires a

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     license be granted by E-card


NOW THEREFORE, in consideration of the premises, other good and valuable consideration, the receipt and sufficiency is hereby acknowledged by the parties, and the mutual covenants and agreements recited hereinafter, the parties hereto agree as follows:

Section 2.1 Definitions

In this Agreement, the Preamble, Recitals, this Section and the Schedules hereto, unless the context otherwise requires:

1.   "Agreement" means this License Agreement and all Schedules attached hereto;

2. "Power" means Power Direct Inc., a publicly traded corporation formed in the State of Delaware, USA, their successors and assigns;

3. "E-card" means COMPTE DE SIERGE ACCOMODATIVE CORP doing business as E-Card Gaming Systems Inc., a corporation formed in Panama City, Panama;

4. "Business Day" means a day other than a Saturday, Sunday, statutory holiday or day that is declared by any governmental authority to be a civic holiday in the jurisdiction in which an event contemplated hereby is to take place;

5. "Greeting Card Lotto(TM)" means the proprietary software and systems owned and operated by E-Card;

6. "License Fee" means the portion of gross sale revenue, defined as five percent (5%) of the gross revenue of the lotto paid to E-Card by Power as licensee of the said Greeting Card Lotto(TM).

7. "External Audit" means the annual audit to be conducted by an independent Certified Public Accountant firm selected by Power at its expense;

8. "Lotto" means Greeting Card Lotto(TM), including, without limitation, the following:

     (a) production and communication of the Greeting Card Lotto(TM) utilizing all or any portion of the Proprietary Technology;

     (b)  organization  of  secure   accounting  of  virtual  lottery   tickets,
          processing of lottery winners;

     (c) the development, planning and operation of one or more lotteries to be, operated and such other business opportunities as may arise pursuant to


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               the Proprietary Technology in accordance with this Agreement;

     (d) all other permitted lottery activities pursuant to applicable law and permits and licenses derived thereunder for each jurisdiction;

9. "Country of Domicile" means Panama including all geographical territory under the control of the Sovereignty of the country of Panama or any other suitable alternatives.

10.  "Lottery  Parameters"  shall  refer to Lotto  design and  procedures  which
     establish  and  define  the  prize  structure,   lottery  rules  and  other
     parameters for the Lotto;

11. "Gross Revenue" shall mean any and all gross revenue from the Lotto due and/or paid, from whatever source derived, to E-Card without duplication, which can be attributed in any manner to some portion of the Proprietary Technology; i.e., the Proprietary Technology forms at least a part of the consideration, whether expressly recited or not, for the revenue paid.

     Specific examples of Gross Revenue, without intending to limit the scope of its definition, include the gross ticket (Lotto) dollar volume, etc.

12. "Internal Audit" means the quarterly audit to be conducted by a auditor appointed by E-Card at its expense;

13. "Startup Budget" means the approved startup budget with respect to the Lotto as Attached in Schedule "A" hereunder,

14. "Person" means any individual, partnership, limited partnership, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

15. "Proprietary System(s)" shall by definition, and by agreement of the parties hereto, also include:

     1. the Greeting Card Lotto(TM) Software as described in this Agreement dated effective the 28th day of April, 1999, between power and E-Card;

     2. any device, system, system component, method or process that may be used for purchasing Greeting Card Lotto(TM).

16. "Proprietary Technology" means all technology and confidential information considered by Power/E-Card to be proprietary technology (including without limitation, Proprietary Systems) and all other information and/or know how of any kind whatsoever, however


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     developed, acquired or used by Power, and/or the E-Card used to operate the
     Lotto excluding any information already known to the public and in the public domain.


17. "Greeting Card Lotto(TM)" is the U.S. trademark in application to be granted to E-Card in reference to the Proprietary Technology;


18. "Operation Center' means the Lottery command and control center located in the appropriate location to be determined;

19.  "$" means currency of the United States of America.

Section  2.2  Capitalized  Terms.

     Subsequent capitalized terms not defined heretofore are defined in the specific sections in which they are referenced.

Section 2.3 Interpretation.

     The captions and the emphasis of the defined terms have been inserted for convenience and do not define the scope of any provision.

Section 2.4 Compliance with Laws.

     The parties shall conduct their affairs in strict accordance with all applicable laws and regulations, and that such policies will govern their conduct with respect to the transaction contemplated by this Agreement in all respects.

Section 2.5 Time of the Essence of the Agreement.

     Unless otherwise specifically provided in this Agreement, time will be of the essence of this Agreement and of the transactions contemplated by this Agreement.


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              ARTICLE 3 REPRESENTATIONS AND WARRANTIES AND GRANT OF
         LICENSE FOR GREETING CARD LOTTO AND GRANT OF RIGHT OF FIRST REFUSAL:

Section 3.1 Representations and Warranties of POWER

     POWER warrants and represents to E-Card, and acknowledges that in reliance thereon Power may warrant and represent to E-card and/or their Related Entities the following:

     1.   POWER is a corporation in good standing under the laws of USA;

     2.   POWER has full authority and capacity to execute this Agreement;

     3. POWER is authorized to enter into this Agreement and carry out its terms to the full extent required.

Section 3.2 Representations and Warranties of E-Card.

     E-Card warrants and represents to Power as follows;

1. E-Card has the power and capacity to provide the Proprietary Technology for the Greeting Card Lotto(TM) as contemplated herein;

2. E-Card is authorized to enter into and execute this Agreement on behalf of itself;

3. E-Card is authorized to carry out the terms of this Agreement to the full extent in respect to the granting of license rights herein;

4. Neither the execution and delivery of this Agreement, nor granting of exclusive license rights contemplated herein will violate any of the terms and provisions of the memorandum or bylaws or articles of incorporation of E-Card, or its Related Entities, or any order, decree, statute, by-law, regulation, covenant, and agreement;

5. E-Card and its employees shall at all times conduct Greeting Card Lotto(TM) development in accordance with all applicable laws worldwide.


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Section 3.3 GRANT OF LICENSE FOR GREETING CARD LOTTO(TM)

Section 3.4 Grant of Exclusive Licenses.

     Subject to the terms and conditions of this Agreement, E-Card grants an exclusive use only license, in perpetuity, worldwide, to Power to the extent necessary to conduct the Greeting Card Lotto(TM).

Section 3.5 Grant of Exclusive Sub-Licenses.

     Subject to the terms and conditions of this Agreement, Power may with the consent of E-Card grants sub license to third parties with new terms agreeable to E-card in respect to the Proprietary Technology, to the extent necessary to conduct a Greeting Card Lotto(TM) in accordance with the Lotto Parameters,

Section 3.6 Proprietary Technology.

     Save and except for the technology associated with Greeting Card Lotto(TM) that is and shall remain proprietary to E-Card, to the extent that E-Card, will expend time, effort, money to make enhancements to the Proprietary Technology, that involve the use or enhancement of the Proprietary Technology resulting in new technology, the parties hereby acknowledge that such new technology shall not extinguish or derogate from the original Proprietary Technology of E-card and that all proprietary right, title and interest in and to the new technology and enhanced Proprietary Technology shall be the properties of E-card.

Section 3.7 Preservation of Data.

     All data complied in connection with the Proprietary Technology will be copied or otherwise preserved and archived on storable media by E-Card to ensure that all Proprietary Technology in the form of data is backed up in the case of any loss or damage to the original data for the benefit of the parties and delivered from time to time upon written request by any party.

Section 3.8 Grant of Right of First Refusal to Acquire Proprietary Technology.

     E-Card shall not sell, assign, transfer, convey, encumber or other hypothecate the Proprietary Technology to any Person except as specified in this
Section 3.8. In the event E-Card desires to sell, assign, transfer, convey, encumber or otherwise hypothecate the Proprietary Technology, or any portion thereof, to any Person, E-Card shall give first to Power notice (hereinafter described) of E-Card's desire to sell, assign, transfer, convey, encumber or otherwise hypothecate the Proprietary Technology, or any part thereof, and Power shall have the right to purchase such Proprietary Technology, on the terms and subject to the conditions specified in this Section 3.8.

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     1.   Notice shall be given by E-Card to Power and shall consist of an offer to sell to Power the Proprietary Technology, or portion thereof, that E-Card then desires to sell, assign, transfer, convey, encumber or otherwise hypothecate, to which shall be attached a statement of intention to sell, assign, transfer, convey, encumber or otherwise hypothecate, as the case may be; the name and address of any prospective purchaser, assignee, transferee, or mortgagee, as the case may be; and the terms and conditions of such sale, assignment, transfer, conveyance, encumbrance, or other hypothecation ("Notice").

     2. Power shall have the option for sixty (60) days after receipt of the Notice to purchase all or any portion of the Proprietary Technology that E-Card then desires to sell, assign, transfer, convey, encumber or other hypothecate, at the price and on the terms and subject to the conditions specified in the Notice. Within twenty (20) business days after receipt of Notice, Power shall deliver to E-Card a written election to purchase such Proprietary Technology.

     3. The purchase price of the Proprietary Technology that E-Card desires to sell, assign, transfer, convey, encumber or otherwise hypothecate shall be the lesser of (I) that purchase price specified in the Notice or (ii) the purchase price as specified in Paragraph (6) of this section 3.8.

     4. In the event the Proprietary Technology which E-Card desires to sell, assign, transfer, convey, encumber or otherwise hypothecate is not purchased by Power pursuant to the option specified in Paragraph (2) of this Section 3.8, E-Card shall have no obligation to sell any of the Proprietary Technology to Power; but, rather E-Card of such Proprietary Technology in any lawful manner on the same terms and conditions as specified in the Notice; provided, however, E-Card shall not sell, assign, transfer, convey, encumber or otherwise hypothecate any Proprietary Technology to any other person or on terms and conditions different than those specified in the Notice without first giving Power the option for that period specified in Paragraph (2) of this Section 31.8 to purchase the Proprietary Technology, on the terms and conditions specified in this Section 3.8.

     5. The closing of any purchase and sale of the Proprietary Technology pursuant to the provisions of this Section 3.8 shall take place at the principal office of Power at such date designated by Power, which date shall not be later than the last day of the sixty (60) day option period described in Paragraph (2) of this Section 3.8.

     6.   Purchase Price.

          (a) The purchase price for the Proprietary Technology sold pursuant to this Agreement shall be it "fair market value" as determined pursuant to this Paragraph (6) as of the date of the event causing the purchase and sale.

          (b) The "fair market value" of the Proprietary Technology shall be determined

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               by an independent  appraiser selected jointly by the parties. The determination of fair market value by that appraiser shall obligate, and be conclusive for, all parties to this Agreement.

          (c) If the parties are unable to agree on the selection of an appraiser within thirty (30) days after the event causing purchase and sale, each party shall select an independent appraiser within twenty (20) days after expiration of that thirty
               (30) day period. The two (2) appraisers so selected shall each independently appraise the Proprietary Technology and, if the difference in those two (2) appraisals does not exceed five percent (5%) of the lower of those two (2) appraisals, the fair market value shall be conclusively deemed to equal the average of those (2) appraisals. If either party fails to select an independent appraiser within the time required by this Paragraph
               (6), the fair market value of the Proprietary Technology shall be conclusively deemed to equal the appraisal of the appraiser timely selected by the other party.

          (d) If the difference between the two (2) appraisals referred to above exceeds five percent (5%) of the lower of those two (2) appraisals, the two (2) appraisers selected shall select a third
               (3rd) appraiser who shall also independently appraise the Proprietary Technology and whose appraisal shall be conclusively deemed to be the fair market value of the Proprietary Technology.

          (e) The parties shall share and pay equally the fees and expenses of any appraiser named jointly, but each party shall be responsible for the fees and expenses of any appraiser named solely by that party. Each party shall bear and pay that party's expenses in presenting evidence to the appraisers.

          (f) In determining that purchase price, the appraisers appointed pursuant to this Agreement shall consider all opinions and relevant evidence submitted to them by the parties, or otherwise obtained by them, and shall specify their determination in writing together with their opinions and the considerations on which the opinions are based, with a signed counterpart to each party, within sixty (60) days after commencing appraisal.

Section 3.9 Bankruptcy or Insolvency of E-Card.

     In the event E-Card files for bankruptcy or similar protection pursuant to the bankruptcy laws of the United States of America or any other jurisdiction, not withstanding the provisions of Paragraph 7.1 of this Agreement, such event shall be considered conclusively by all parties as the deliver by E-Card to Power of the Notice, and in which event Power shall have the right to purchase the Proprietary Technology on the terms and subjection to the conditions specified by the provisions of Section 3.8.


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ARTICLE 4 REVENUE STREAM

Section 4.1 Revenue Stream.

     The parties agree that in partial consideration for the forgoing licenses Power shall agree that a non-refundable running License Fee shall be payable by E-Card directly to Power on the basis of a Revenue Stream from the Greeting Card Lotto(TM) Operations.

     An amount of five percent (5%) Gross Revenue shall be paid to E-Card, including, without limitation, revenue derived from any and all things of value (paid directly or indirectly), for the right to support, sponsor or play the Lotto, and for the right to use in any way Proprietary Systems or any other portion of the Proprietary Technology.

Section 4.2 Payment Terms.

     The parties agree that the applicable amount payable shall be tendered to E-Card in successive weekly payments by close of business within the next five
(5) Business Days (excluding any statutory holiday) of each and every week in which payment is being calculated and received in the Power bank account, and remitted to such bank designated by E-Card in accordance with E-Card's instructions and in U.S. Dollars at the bank information to be specified by written notice.

Section 4.3 Statement of Ticket Sales.

     Each remittance shall be accompanied by a weekly statement of Gross Revenue and Gross Receipts for each Lottery, which shall be subject to verification by Power's designated accountants and, which statement shall disclose the total Gross Revenue and total Net Revenue, the method used to calculate the ticket sales, other non-gaming revenue and payment, and the amount due Power. All such statements shall be in a form determined in accordance with generally accepted accounting principles and acceptable to E-Card (See also Comprehensive Audit and Accounting Procedures in Article 11 below).

ARTICLE 5 NO ABATEMENT

Section 5.1 No Abatement.

     The parties hereto agree that there shall be no abatement or reduction of the monies due from the Power from E-Card for any reason.

Section 5.2 Access to Business and Records.


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     At all times during the  subsistence of this Agreement the duly  authorized representatives of Power shall, at their sole risk and expense and at reasonable intervals and times, have access to Power and to all records and other data and information relating to the Lotto which is in the possession of the Power.

Section 5.3 Notice of Disputes.

     Either party shall provide the other parry with written notice of any material dispute or matter as between Power or E-Card.

Section 5.4 Non-disclosure Except as Required by Law.

     All information and data concerning or derived from the Operation of the Lotto shall be kept confidential and, except to the extent required by law or by regulation or policy of any securities commission, stock exchange or other regulatory body, shall not be disclosed to any person in strict confidence without the prior consent of both parties, which consent shall not unreasonably be withheld.


ARTICLE 6 ACQUISITION OF REVENUE STREAM

Section 6.1 Cash Payments

     1. A cash payment in total Canadian Currency of $300,000.00 is to be paid to E-Card by Power as partial payment for the purchase of a license.

     2. These payments are to be made in three equal installments with the timing as shown herein:

                  First Payment       Upon Signing this document.

                  Second Payment      Upon completion of Alpha Testing.

                  Third Payment       Upon completion of Beta Testing.

Section 6.2 Stock Payments

A stock payment of 6,000,000 Shares (Six Million Shares) of Power common restricted stock with a one year hold period in two equal installments with 3,000,000 shares to be paid upon signing of this agreement, and the remaining 3,000,000 shares to be paid upon commencing operations.

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ARTICLE 7 TERMINATION AND RELATED MATTERS

Section 7.1 Termination for Insolvency.

     Any entry by Power into an agreement and/or general assignment for the benefit of creditors, voluntary or involuntary, or, in the event Power does not exercise its option to purchase the Proprietary Technology granted by the provisions of Section 18 of this Agreement, any petition by E-Card for reorganization or other relief under the bankruptcy laws of the United States of America, or any other jurisdiction, shall result in an immediate termination of all rights granted, licensed or assigned hereunder, from E-Card to Power, without cost to or further consideration from Power.

Section 7.2 Termination for Material Default.

     Subject to Section 13.1 (FORCE MAJEUR), a non-defaulting party may terminate this Agreement upon the occurrence of any material default or breach by the defaulting party of any as follows:

1. the non-defaulting party will notify the defaulting party in writing of the occurrence of a material default of this Agreement;

2. the defaulting party will have a period of ten (10) days from delivery of the written notice in which to either:

     (a) correct or remedy the material default of this Agreement in a manner satisfactory to the non-defaulting party acting reasonably;

     (b) provide to the non-defaulting party a plan in writing to remedy or correct the default of this Agreement which is acceptable to the non-defaulting party acting reasonably;

Section 7.3 Right to Cure Material Default

     Subject to Article 18 (Arbitration) below, if the defaulting party fails to correct or remedy the material default of this Agreement or provide the non-defaulting party with an acceptable plan for the remedy or the correction of the material default of this Agreement, the non-defaulting party may terminate this Agreement upon ten (10) days written notice to the defaulting party.

Section 7.4 Surrender in Case of Termination.

     Should a termination take effect, Power shall within Twenty (20) Business Days promptly return to E-Card all documents and other material containing or in any way relating to

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Proprietary Technology.

Section 7.5 Survival or Obligations.

     In the event of any termination, all obligations of the parties existing prior to termination and all obligations, whether known or unknown at the time of termination, stemming from the act or omissions of a given party while this Agreement was in force and effect, shall remain an obligation of the given party until discharged.

ARTICLE 8 SUBLICENSING/ASSIGNMENT/LIENS/ENCUMBRANCES

Section 8.1 No Charge or Encumbrance.

     Power agrees not to, or not to purport to, assign, pledge, cause any lien, encumbrance or more generally any cloud of title whatsoever to affect all or any part of the Proprietary Technology. The parties hereto agree and understand that the purpose of this clause is to insure that in case of any termination of rights licensed hereunder, as provided herein, title to the licensed rights respecting the Proprietary Technology will be free and clear of any cloud on title.

ARTICLE  9  REPORTING/ACCOUNTING/AUDIT/PAYMENTS

Section 9.1 Monthly Reporting.

     Power shall make daily online and monthly written reports, as provided herein, available to E-Card stating as to each period including but not limited to the amount of Gross Revenue, and the amount due to E-Card for the License Fee under the terms of this Agreement,

Section 9.2 Audit and Records.

     Power and shall keep true and accurate records and books of account, in sufficient detail to enable the fees payable to Power hereunder to be determined, showing the annual audited summary of Gross Revenue including a summary of amounts paid pursuant to Article 4 hereof during the course of this Agreement, which records and books of account shall be open for inspection and independent audit by the other parties, or a duly appointed agent of a party upon reasonable advance notice and during Power's usual business hours. In the event a parry has such independent audit performed and it reveals that Power has underpaid E-Card by at least $10,000 (Ten Thousand Dollars), then Power shall reimburse the party that undertook such for the reasonable costs of such audit.


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Section 9.3 Certification of Reports.

     Each monthly report contemplated herein shall be accompanied by a written certification from an authorized officer of Power as to the accuracy of the report.

Section 9.4 Nil Report.

     Should no sums be due, a report shall nevertheless be rendered to document the facts and circumstances surrounding the no sums due situation.

Section 9.5 Report Due Date.

     All monthly reports due hereunder shall be filed within 20 days after the close of each month.

ARTICLE 10 TERM

Section 10.1 Term.

     Unless  earlier  terminated   according  to  the  provisions  herein,  this
agreement shall continue in force and effect in perpetuity.

ARTICLE II CONFIDENTIALITY

Section 11.1 Non-disclosure.

     All information disclosed or furnished by one party to the other, whether orally or in writing, in connection with the transaction contemplated hereunder shall be deemed to be proprietary and confidential information of the disclosing party, save and except to the extent that such confidential information must be disclosed by law. The receiving party agrees that for the term of this Agreement plus a period of seven (7) years after the date of earlier termination of this Agreement, it shall not disclose any proprietary and confidential information to any third party nor use the information for any purpose other than acting in the best interest of and to protect the interest of each party hereto.

Section 11.2 Permitted disclosure.

     The provisions of Section 12.1 notwithstanding, the receiving party may disclose any such information without the prior written consent of the other party, if such disclosure is required lawfully by any governmental agency, court of competent jurisdiction or is otherwise required to be disclosed by law, but only to the extent of such requirement; provided, however, that before making any such disclosure, such party will provide to the other party prior written notice of such


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     contemplated disclosure and an adequate opportunity to interpose objections to such disclosure or to take such other action as is necessary to assure the confidential nature of such information.

ARTICLE 12 ARBITRATION/CONSTRUCTION/APPLICABLE LAW

Section 12.1 AAA

     Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association, in Seattle, Washington, or such other jurisdiction neutral to both parties within the United States that the parties shall in writing agree, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

Section 12.2 Attornment.

     By the execution of this Agreement each of the parties irrevocably and unconditionally, with respect to any matter or thing arising out of or pertaining to this Agreement, hereby attorns and submits to the jurisdiction of the arbitration hearing to be conducted under the International Arbitration Rules of the American Arbitration Association, in Seattle, Washington, by this reference thereto.

Section 12.3 Selection of Arbitrators.

     The arbitration shall be before three neutral arbitrators all of whom shall be of the State Bar of Washington, actively engaged in the practice of law for at least ten (10) years to be selected in accordance with the International Arbitration Rules of the American Arbitration Association and shall proceed under the expedited procedures of the said Rules, irrespective of the amount in dispute.

Section 12.4 Choice of Law and Attornment.

     The parties further agree to be bound by the laws of the State of Washington, but are hereby deemed to have submitted to the said jurisdiction of the American Arbitration Association in Seattle, Washington by this reference thereto, which shall apply the laws of the State of Washington in the interpretation of this Agreement.

Section 12.5 Remedies.

3. Authority.

     The arbitrators shall have the authority to award any remedy or relief that a court


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     of the  State of  Washington  could  order  or  grant,  including,  without limitation, specific performance of any obligation created under the Agreement, the awarding of punitive damages, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process.

4. Damages Inadequate.

     Each of the parties confirm that damages at law may be an inadequate remedy for a breach or threatened breach of this Agreement and agrees that in the event of a breach or threatened breach of any provision the respective rights and obligations hereunder shall be enforceable by specific performance, injunction pending an arbitration hearing, or other equitable remedy that may be granted pending an arbitration hearing to maintain the status quo.

5. Escrow

     Pending the outcome of the arbitration, the parties shall place in escrow with the American Arbitration Association as escrow agent the monies or subject matter in dispute. The escrow agent shall be entitled to release such monies or subject matter in dispute as directed by the arbitrators in the award, unless the parties agree otherwise in writing.

ARTICLE 13 FORCE MAJEURE

Section 13.1 Force Majeure

     Each party shall be excused from any breach or default with respect to this Agreement to the extent that the party was prevented from performance by reason of anything beyond the party's control and not reasonably avoidable such as a strike or other labor disturbance, act of any governmental authority or agency, fire, flood, wind, storm or any act of God, or the act or omission of any party not controlled by that party. No party shall be liable to the other party for any delay in or failure of performance under this Agreement due to a Force Majeure. Any such delay in or failure of performance shall not constitute default or give rise to any liability for damages. The existence of such causes of delay or failure shall extend the period of performance to such extent as is mutually determined by the parties to be necessary to enable complete performance by a party if reasonable diligence is exercised after the causes or delay or failure have been removed.

ARTICLE 14 NOTICES

     Section 14.1 Notice Requirements.

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6.   All  notices  for the  purpose  of this  Agreement  shall be  deemed  to be properly served when in writing and sent by tele-copier or facsimile, to the other party at the address set forth in the opening paragraph of this Agreement, or to such substitute address as such party may from time to time designate in writing to the other.

7. Each party shall cause all notices which may in any way affect the obligations and responsibilities of the other party to be directed or forwarded to that other party as the case may be and agrees to forward all notices effecting the Proprietary Technology that may be received from third parties to the other party.

8. An accidental omission in the giving of, or failure to give, a notice required by this Agreement will not invalidate or affect in any way the legality of any meeting or other proceeding in respect of which such notice was or was intended to be given.

9. A party may change its address by giving written notice of such change to the other.

10. A document sent by telex or facsimile will be deemed to be received on the first Business Day after valid transmission.

ARTICLE 15 INDEMNITY FOR MATERIAL BREACH

Section 15.1 Mutual Indemnities.

     Each party shall indemnify, defend and hold the other harmless from and against all claims, demands, losses) costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney's fees, that the other may incur as a result of any material breach by the other of any terms, representations or warranties hereof.

ARTICLE 16 NON-WAIVER

Section 16.1 No Waiver.

     The failure by either party to enforce at any time any of the provisions of this Agreement, or any rights in respect thereto, or to exercise any election herein provided, shall in no way be considered to be a waiver of such provisions, rights or elections, or in any way to affect the validity of this Agreement. The exercise by a party of any of its rights herein or any of its elections under the terms of covenants herein shall not preclude or prejudice that party from exercising the same or any other right it may have under this Agreement or law, irrespective of any previous action or proceeding taken by that party hereunder.

ARTICLE 17 INVALIDITY/ILLEGALITY OF PART AGREEMENT


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Section 17.1 Entire Agreement/Written Modification.

     This Agreement sets forth the entire intent of and understanding between the parties hereto with respect to the subject matter hereof, supersedes all prior discussions, negotiations and Agreements between them, and may be amended only by a written agreement signed by all parties.

Section 17.2 Partial Invalidity/Severability.

     If any provision of this Agreement or any part of any provision (in this section called the "Offending Provision") is declared or becomes unenforceable, invalid or illegal for any reason whatsoever including, without limiting the generality of the foregoing, a decision by any competent courts, legislation, statutes, bylaws or regulations or any other requirements having the force of law, then the remainder of this Agreement will remain in full force and effect as if this Agency Agreement has been executed without the Offending Provision, but amended so as to be capable of being interpreted in a manner that is most consistent with the original intention of the parties as stated herein.

ARTICLE 18 FURTHER ASSURANCES

Section 18.1 Further Assurances.

     The parties hereby covenant and agree to do the things, to attend the meetings and to execute the further documents, Agreements, and assurances that may be deemed necessary or advisable from time to time in order to carry out the terms and conditions of this accordance with their true intent.


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ARTICLE 19 INTERPRETATION

Section 19.1 Interpretation of Agreement.

     For all purposes of this Agreement, except as otherwise expressly provided or as the context otherwise requires:

1. the headings will be considered as provided for convenience only and as not forming a part of this Agreement, and will not be used to interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions;

2. the word "including", when following any general term or statement, is not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

3. accounting terms not otherwise defined have the meanings assigned to them in accordance with generally accepted U.S. GAAP;

4. a reference to a statute includes every regulation made pursuant thereto, all amendments to the statute or to any such regulation in force from time to time, and any statute or regulation which supplements or supersedes such statutes or any such regulation;

5. a reference to an entity includes any entity that is a successor to such entity;

6. words importing the masculine gender include the feminine or neuter, words in the singular include the plural, and for greater certainty, End Users includes all its Related Entities formed at the relevant time, and vice versa.

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ARTICLE 20 EXECUTION

Section 20.1 Counterparts.

     This Agreement may be executed in one or more counterparts and/or via one document exchanged between the parties and/or their attorneys, Federal Express or facsimile machine. Each part or facsimile shall for all purposes be deemed an original.


     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed at Bermuda, British Columbia and California effective as of the date first written above.


            COMPTE DE SIERGE ACCOMODATIVE CORP
            doing business as E-CARD GAMING SYSTEMS, INC.

            By /s/ Conrado Beckerman
               ----------------------------------
               Conrado Beckerman, Director


            POWER DIRECT, INC.


            By /s/ Jack Sha
               --------------------------
               Jack Sha, President

            By /s/ Michael Wright
               --------------------------
               Michael Wright, Chairman


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